Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2010

— Company increases focus and demonstrates growth in industrial enzyme business; strengthens financial position and reduces debt —

CAMBRIDGE, Mass., November 9, 2010 – Verenium Corporation (NASDAQ: VRNM), a pioneer in the development and commercialization of high-performance industrial enzyme solutions, today reported a summary of recent Company highlights and financial results for the third quarter of 2010.

“I am pleased with the significant progress made across the business over the last quarter; we continue to see solid progress growing and diversifying our product sales and improved performance at the gross margin level,” said Carlos A. Riva, President and Chief Executive Officer of Verenium. “Further, we remain committed to using our financial resources to accelerate the development of our current products and our pipeline.”

Company Highlights

During 2010 Verenium has made significant progress on both the operational and financial fronts. Most recent accomplishments include:

Operational/Industry Performance:

Animal Health and Nutrition

•	Achieved a 34% increase in 2010 year-to-date profit share from Phyzyme sales over the same period in 2009 due to strong demand for Phyzyme phytase.

Grain Processing

•	Launched Deltazym® GA L-E5 for fuel ethanol production, which together with Fuelzyme, allows us to satisfy the complete enzyme requirements of corn ethanol producers; and

•

Grew 2010 year-to-date revenues from the Company’s grain processing enzymes, including Fuelzyme, Deltazym, Veretase and Xylathin, by 37% over the same period in 2009; grain processing has grown to represent more than 25% of 2010 year-to-date product revenues.

Oilseed Processing

•

Received regulatory approval for sale of Purifine® PLC in China, completing the product’s approval for sale in all the major oilseed processing areas of the world, which include Argentina, Brazil, the United States and China;

•	Renewed and extended the Company’s successful joint marketing agreement with Alfa Laval for Purifine® PLC for five years; and

•	Licensed a new lipase enzyme for use in the production of edible oil products to Bunge Oils, Inc.

Manufacturing

•	Hired Kevin Bracken as Vice President of Manufacturing to lead the optimization and expansion of manufacturing capabilities; and

•	Acquired control of additional fermentation capacity at Fermic, the Company’s contract manufacturing facility in Mexico City.

Corporate/Financial:

•	Completed the sale of the Company’s cellulosic biofuels business to BP, including facilities in Jennings, LA and San Diego, CA for net cash proceeds of $95.4 million;

•	Repurchased $21 million in principal amount of 8% and 5.5% Notes, eliminating all outstanding 8% Notes;

•	Appointed Alexander Fitzpatrick as Senior Vice President and General Counsel, further building out the senior management team;

•	Ended the quarter with unrestricted cash and cash equivalents totaling $89 million;

•	Increased total product revenue by 11% and 16% for the three and nine months ended September 30, 2010 respectively, when compared to the same periods in 2009;

•	Improved revenue mix from increasing sales of Company’s newer enzymes including Fuelzyme, Xylathin, Veretase and Purifine; and

•	Increased product gross margin dollars by 17% and 20% for the three and nine months ended September 30, 2010 as compared to the same periods in 2009.

“The third quarter was an important quarter for Verenium in terms of demonstrating the growth potential of our enzyme products in all our industry areas,” said James E. Levine, Executive Vice President and Chief Financial Officer. “With the close of the BP transaction, we now have the financial flexibility to invest in the company and grow our enzymes business.”

Financial Results

In the commentary below, the historical results of the Company’s cellulosic biofuels business for current and prior periods have been reclassified into discontinued operations as a result of the sale of the cellulosic biofuels business on September 2, 2010 to BP.

Revenues

Revenues for the periods ended September 30, 2010 and 2009 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Animal Health and Nutrition	$7,696	$7,919	$24,537	$23,846

Grain Processing	3,364	2,524	9,605	7,016
All other products	1,173	583	2,943	1,232

Total product	12,233	11,026	37,085	32,094
Collaborative	339	903	1,391	3,369

Total revenues	$12,572	$11,929	$38,476	$35,463

Total revenues for the nine months ended September 30, 2010 increased 8% to $38.5 million from $35.5 million for the same period in the prior year, with product revenues representing more than 90 percent of total revenues in both periods. Product revenues for the nine months ended September 30, 2010 increased 16% to $37.1 million from $32.1 million for same period in the prior year, primarily due to an increase in Phyzyme profit share from Danisco, as well as an increase in revenues from grain processing enzymes, Fuelzyme, Veretase and Xylathin, which continued to gain acceptance in the grain ethanol markets, and Purifine enzyme for the soybean oil processing market. Product revenue from non-Phyzyme products as a percentage of total product revenue increased to 34% for the nine months ended September 30, 2010 compared to 26% for the same period in the prior year.

Product Gross Profit

Product gross profit for the nine months ended September 30, 2010 increased to $13.9 million from $11.6 million for the same period in the prior year, primarily due to improved fixed cost leverage on higher revenue, partially offset by the impact of manufacturing constraints compared to the prior year, resulting from the challenges of satisfying increased demand for our products and expanded product mix.

Operating Expenses (excluding cost of product revenue)

Excluding cost of product revenues, total operating expenses related to continuing operations decreased $4.3 million to $25.1 million (including share-based compensation of $0.8 million) for the nine months ended September 30, 2010 from $29.4 million (including share-based compensation of $3.9 million) for the same period in the prior year. Excluding the impact of share-based compensation, total operating expenses decreased $1.2 million primarily due to $2.1 million of debt issuance costs during the third quarter of 2009 related to our 2007 Notes exchange and 2008 Notes amendment, partially offset by $1.4 million in bonus payments expensed during the third quarter of 2010.

Net Loss from Continuing Operations

Net loss from continuing operations for the nine months ended September 30, 2010 was $11.9 million compared to a net loss of $5.7 million for the same period in 2009, on a GAAP accounting basis. Adjusted for the non-cash impact of the tax benefit from income from discontinued operations, gains on debt extinguishment and amendments, and gains and losses for fair value remeasurements related to the 8% and 9% convertible notes, the Company’s non-GAAP pro-forma net loss from continuing operations for the nine months ended September 30, 2010 was $16 million compared to $23.4 million for the same period in the prior year. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Net Income (Loss) from Discontinued Operations

For the nine months ended September 30, 2010, net income from discontinued operations was $9.8 million and included a $46.9 million gain on sale of the cellulosic biofuels business (net of tax provision of $9.6 million) compared to a net loss from discontinued operations of $38.7 million for the same period in 2009.

About Verenium

Verenium Corporation is a pioneer in the development and commercialization of high-performance enzymes for use in industrial processes. Verenium currently sells enzymes developed using its R&D capabilities to industrial customers globally for use in markets including grain and oilseed processing, biofuels, animal health and nutrition and other specialty industrial processes. Verenium has built a world-class R&D organization renowned for its capabilities in the rapid screening, identification, evolution and bioengineering of novel enzymes that act as catalysts for biochemical reactions. The company harnesses the power of nature and uses its unique, patented technology to create products that transform industries by maximizing efficiency while improving environmental performance. For more information on Verenium, visit http://www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s lines of business, operations, capabilities, commercialization activities, corporate partnerships, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, risks associated with Verenium’s technologies, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2009 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Manager, Corporate Communications 617-674-5357 sarah.carmody@verenium.com

Verenium Corporation

Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Product	$12,233	$11,026	$37,085	$32,094
Collaborative	339	903	1,391	3,369

Total revenue	12,572	11,929	38,476	35,463

Operating expenses:
Cost of product revenue	7,833	7,278	23,179	20,483
Product Gross Profit	4,400	3,748	13,906	11,611
Product Gross Margin	36%	34%	37%	36%
Research and development	1,448	1,650	4,124	4,808
Selling, general and administrative	7,838	9,024	21,010	24,594

Total operating expenses	17,119	17,952	48,313	49,885

Operating loss from continuing operations	(4,547)	(6,023)	(9,837)	(14,422)

Other Income and Expense:
Interest and other expense, net	(2,072)	(2,567)	(6,179)	(8,980)
Gain (loss) on debt extinguishment	(3,384)	2,511	(2,786)	8,629
Gain on amendment of 2008 Notes	—	3,977	—	3,977
Gain (loss) on net change in fair value of derivative assets and liabilities	(299)	1,712	(1,017)	5,078

Total other income (expense), net	(5,755)	5,633	(9,982)	8,704

Loss from continuing operations before income taxes	(10,302)	(390)	(19,819)	(5,718)
Income tax benefit	7,928	—	7,928	—

Net loss from continuing operations	(2,374)	(390)	(11,891)	(5,718)

Discontinued Operations:
Net income (loss) from discontinued operations, net of income taxes	31,980	(10,607)	9,841	(38,715)
Less: Loss attributed to noncontrolling interests in consolidated entities – discontinued operations	10,108	8,705	25,283	25,500

Net income (loss) attributed to Verenium	$39,714	$(2,292)	$23,233	$(18,933)

Basic and diluted net income (loss) per share:
Continuing Operations	$(0.19)	$(0.04)	$(0.97)	$(0.77)

Discontinued Operations	$2.59	$(1.18)	$0.80	$(5.19)

Net income (loss) attributed to Verenium	$3.21	$(0.25)	$1.90	$(2.54)

Shares used in computing basic and diluted net income (loss) per share	12,371	9,014	12,231	7,466

Verenium Corporation

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	September 30, 2010	December 31, 2009
Cash and cash equivalents	$88,938	$24,844
Accounts receivable, net	8,524	6,558
Inventory, net	4,459	2,586
Other current assets	2,970	2,500
Restricted cash	5,000	10,400
Property and equipment, net	2,161	4,169
Other noncurrent assets	1,072	2,020
Assets of discontinued operations	—	114,845

Total assets	$113,124	$167,922

Current liabilities, excluding deferred revenue and liabilities of discontinued operations	$12,748	$10,523
Deferred revenue	1,113	1,365
Convertible notes, at carrying value	88,969	105,756
Other long term liabilities	901	1,264
Liabilities of discontinued operations	3,764	18,812
Stockholders’ equity	5,629	30,202

Total liabilities, noncontrolling interests and stockholders’ equity	$113,124	$167,922

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

The following unaudited supplemental and non-GAAP pro forma financial information is derived from the Company’s condensed consolidated financial statements for the three- and nine-month periods ended September 30, 2010 and 2009, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business.

	Non-GAAP Pro Forma Net Loss From Continuing Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net loss from continuing operations	$(2,374)	$(390)	$(11,891)	$(5,718)

Adjustments:
Income tax benefit	(7,928)	—	(7,928)	—
Gain on amendment of 2008 Notes	—	(3,977)	—	(3,977)
(Gain) loss on debt extinguishment	3,384	(2,511)	2,786	(8,629)
(Gain) loss on net change in fair value of derivative assets and liabilities	299	(1,712)	1,017	(5,078)

Non-GAAP pro forma net loss from continuing operations	$(6,619)	$(8,590)	$(16,016)	$(23,402)

Non-GAAP pro forma net loss from continuing operations per share	$(0.54)	$(0.95)	$(1.31)	$(3.13)